UNITED STATES

SECURITES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: January 15, 2013

(Date of earliest reported)

Multiband Corporation

(Exact name of registrant as specified in its chapter)

Commission File Number: 13529

Minnesota	41-1255001
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

5605 Green Circle Drive, Minnetonka, MN 55343

(Address of principal executive offices, including zip code)

(763) 504-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 7.01 Regulation FD Disclosure

Multiband Corporation (the Company) hereby discloses changes to its director and CEO compensation. The changes were made in consultation with an independent compensation consultant retained by the Company’s Compensation Committee. The Compensation Committee attempted to align director compensation with the median compensation levels for a large sample of comparably sized public companies. Stock-based compensation per individual outside director for 2013 will be reduced approximately $29,000 from 2012. The exact reduction is difficult to calculate because restricted stock grants to directors are now denominated in shares rather than dollars. The Board took this action to ensure that directors will not benefit (in terms of share grants) from a decline in stock price. The director’s total equity grant is comprised of both restricted shares and options. In 2013, directors will receive 12,000 restricted shares per year, with immediate vesting. Furthermore, for 2013, the Company’s board of directors made several changes to cash compensation for directors, committee chairs and committee members. The value of total compensation per individual outside director for 2013 versus 2012 is anticipated to be reduced approximately 22%, subject to the number of meetings actually held in 2013. The aforementioned changes are summarized in the table below on a per outside director basis.

	2013	2012

Average per outside director:
Cash compensation (retainer)	$42,000	$41,000
Cash compensation (meetings)	16,000	14,000
Total cash compensation	58,000	55,000

Stock compensation (restricted stock)	17,000	31,000
Stock compensation (stock options)	16,000	31,000
Total stock compensation	33,000	62,000

Total compensation	$91,000	$117,000

With regards to CEO compensation, the Company’s Compensation Committee determined that the CEO’s Long-Term Incentive (LTI) will be awarded in 2013 with stock options and no restricted stock grants. The Committee determined that the inherent risk and performance element in stock options would be better aligned with shareholders’ interest.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this Form 8-K report to be signed on its behalf by the undersigned hereunto duly authorized.

Multiband Corporation

Date: January 17, 2013	By:	/s/ James L. Mandel
James L. Mandel
Chief Executive Officer

2